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                                                                      EXHIBIT 11


                              LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)


                                                           Three Months Ended
                                                               September 30
                                                           ---------------------
                                                           1996            1995
                                                           ----           -----

NET INCOME                                                 $2,136         $2,194
----------                                                 ======         ======

AVERAGE SHARES OUTSTANDING
--------------------------

Weighted average shares
       outstanding during the period                        8,995          7,582

Common Share Equivalents:

       Common Shares to be issued
            under Stock Option Plan                           245            379
                                                           ------         ------

       Average Shares Outstanding                           9,240          7,961
                                                           ======         ======


NET INCOME PER SHARE                                       $  .23         $  .28
--------------------                                       ======         ======



Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.













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